EXHIBIT 99.3

FOR IMMEDIATE RELEASE

Contact:

Michael W. Rogers	Brooke D. Wagner
Executive Vice President and CFO	VP, Corporate Communications
(781) 861-8444	(781) 402-3410

INDEVUS ANNOUNCES INITIATION OF PHASE II TRIAL FOR PAGOCLONE

IN PREMATURE EJACULATION

LEXINGTON, MA, June 23, 2006 – Indevus Pharmaceuticals, Inc. (NASDAQ: IDEV) today announced that it has initiated its Phase II proof of concept trial for pagoclone in premature ejaculation. The trial is designed to evaluate the efficacy of various doses of pagoclone versus placebo in delaying the ejaculatory response in male patients with primary premature ejaculation. The trial is expected to enroll approximately 100 patients at multiple sites in the United States. Patients will be evaluated for a total of 9 weeks including a 4 week screening phase and a 5 week treatment phase. The Company anticipates announcing results of the trial in early calendar 2007.

“Premature ejaculation is believed to be the most common form of sexual disorder in men,” stated Glenn L. Cooper, M.D., chairman, president and chief executive officer of Indevus. “We are looking forward to evaluating the potential for pagoclone to be an effective treatment for this widely prevalent condition. With no approved pharmacotherapy for the treatment of premature ejaculation, there is a very significant opportunity for Indevus should pagoclone prove to be efficacious.”

About Pagoclone

Pagoclone is a novel, non-benzodiazepine, GABA-A selective receptor modulator. It is part of a new chemical class of agents and lacks many of the common benzodiazepine side effects such as sedation and withdrawal. Pagoclone trials have enrolled over 1,600 patients to date. In early 2006, the Company filed a new U.S. patent application covering the use of pagoclone as a treatment for premature ejaculation. The patent filing is based on evidence of pharmacologic activity contained in the Company’s existing clinical databases. In early 2005, Indevus was granted a U.S. patent directed towards the use of pagoclone for the treatment of stuttering.

About Indevus

Indevus Pharmaceuticals is a biopharmaceutical company engaged in the acquisition, development and commercialization of products targeting certain medical specialty areas, including urology, gynecology and men’s health. The Company currently markets SANCTURA® for overactive bladder and DELATESTRYL® for the treatment of male hypogonadism. The Company has multiple compounds in clinical development, including SANCTURA XR™, the once-daily formulation of SANCTURA, NEBIDO® for the treatment of male hypogonadism, PRO 2000 for the prevention of infection by HIV and other sexually transmitted pathogens, IP 751 for interstitial cystitis, pagoclone for premature ejaculation and also stuttering, and aminocandin for systemic fungal infections.

Except for the descriptions of historical facts contained herein, this press release contains forward-looking statements that involve risks and uncertainties that could cause the Company’s actual results and financial condition to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties are set forth in the Company’s filings under the Securities Act of 1933 and the Securities Exchange Act of 1934 under “Risk Factors” and elsewhere, and include, but are not limited to: dependence on the success of SANCTURA® and SANCTURA XR™; the early stage of products under development; uncertainties relating to clinical trials, regulatory approval and commercialization of our products, particularly SANCTURA, SANCTURA XR and NEBIDO®; risks associated with contractual agreements, particularly for the manufacture and co-promotion of SANCTURA and SANCTURA XR; dependence on third parties for manufacturing, marketing and clinical trials; competition; need for additional funds and corporate partners, including for the development of our products; failure to acquire and develop additional product candidates; history of operating losses and expectation of future losses; product liability and insurance uncertainties; risks relating to the Redux-related litigation; our reliance on intellectual property and having limited patent and proprietary rights; dependence on market exclusivity; valuation of our Common Stock; risks related to repayment of debts; risks related to increased leverage; and other risks.